Exhibit 99.1

Overseas Shipholding Group

Announces Share Repurchase Program

Tampa, FL –March 17, 2023 – Overseas Shipholding Group, Inc. (NYSE: OSG) (the “Company” or “OSG”) today announced that its Board of Directors has authorized a program to purchase up to ten million shares of the Company’s common stock. Sam Norton, OSG’s President and CEO, stated, “Share repurchases remain one of several focus points for use of free cash flow generated by current and anticipated vessel operations. Reauthorization of a share repurchase program by the OSG Board of Directors provides the Company with added flexibility to continuously evaluate opportunities to manage our available cash in manners that we believe will best serve our shareholders.”

Under the program, the Company may repurchase shares from time to time in open market transactions (including the use of trading plans under SEC Rule 10b5-1) or in privately negotiated transactions. The timing and amounts of any purchases will be based on market conditions and other factors, such as price, in accordance with applicable laws. The program has no time limit, may be suspended, modified or discontinued at any time, and does not obligate OSG to purchase any particular amount of its common stock. The Company intends to fund the share repurchase program with excess cash.

About Overseas Shipholding Group, Inc

Overseas Shipholding Group, Inc. (NYSE: OSG) is a publicly traded company providing energy transportation services for crude oil and petroleum products in the U.S. Flag markets. OSG is a major operator of tankers and ATBs in the Jones Act industry. OSG’s U.S. Flag fleet consists of three crude oil tankers doing business in Alaska, two conventional ATBs, two lightering ATBs, three shuttle tankers, seven MR tankers, and three non-Jones Act MR tankers, two of which participate in the U.S. Maritime Security Program, and one tanker in cold layup.

OSG is committed to setting high standards of excellence for its quality, safety and environmental programs. OSG is recognized as one of the world’s most customer-focused marine transportation companies and is headquartered in Tampa, FL. More information is available at www.osg.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts should be considered forward-looking statements. Words such as “may”, “will”, “intends”, “plans” and similar expressions are intended to identify forward-looking statements but should not be considered as the only means by which these statements may be made. Such forward-looking statements represent the Company’s reasonable expectations with respect to future events or circumstances based on various factors and are subject to various risks, uncertainties, and assumptions relating to the Company’s operations, financial results, financial condition, business, prospects, growth strategy and liquidity. Undue reliance should not be placed on any forward-looking statements and, when reviewing any forward-looking statements, consideration should be given to factors including, but not limited to, those factors discussed in the Company’s Annual Report on Form 10-K, filed with the SEC on March 9, 2023. Investors should carefully consider these risk factors and the additional risk factors outlined in other reports hereafter filed by the Company with the SEC under the caption “Risk Factors.” The Company assumes no obligation to update or revise any forward-looking statements except as may be required by law. Forward-looking statements in this press release and written and oral forward-looking statements attributable to the Company or its representatives after the date of this press release are qualified in their entirety by the cautionary statement contained in this paragraph and in other reports hereafter filed by the Company with the SEC.

Investor Relations & Media Contact:

Susan Allan, Overseas Shipholding Group, Inc.

(813) 209-0620

sallan@osg.com